                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Wesley Jessen VisionCare, Inc.
              (Name of Registrant as Specified In Its Certificate)

                                 Not applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

Notes:

                        WESLEY JESSEN VISIONCARE, INC.
                            333 East Howard Avenue
                       Des Plaines, Illinois 60018-5903
                           Telephone: (847) 294-3000

                                                                   May   , 2000

Dear Stockholder:

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Wesley Jessen VisionCare, Inc. (the "Company"), which is scheduled to be held on Friday, June 23, 2000, at 10:00 a.m. (Central time) at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018.

  At the meeting, we will report to you on current business conditions and recent developments at the Company. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company with you.

  The Company has enclosed a copy of its 1999 Annual Report for the fiscal year ended December 31, 1999 with this letter, notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 1999 Annual Report, please contact Ronald J. Artale, Vice President and Controller, and you will be sent one.

  It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed white proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, vote in person, which will revoke any proxy card previously submitted.

  If you have any questions or comments, please contact our proxy solicitors, Innisfree M&A Incorporated at (888) 750-5834.

  We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          Kevin J. Ryan
                                          Chairman, President and
                                          Chief Executive Officer

                        WESLEY JESSEN VISIONCARE, INC.
                            333 East Howard Avenue
                       Des Plaines, Illinois 60018-5903
                           Telephone: (847) 294-3000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 23, 2000

  The 2000 Annual Meeting of Stockholders of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), is scheduled to be held on Friday, June 23, 2000, at 10:00 a.m. (Central time) (the "Annual Meeting"), at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018, for the purpose of:

    (1) Electing three (3) Class III Directors to serve until the annual meeting of stockholders in 2003 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the Company's Proxy Statement);

    (2) Ratifying the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2000 (the Board of Directors of the Company recommends a vote FOR this proposal); and

    (3) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on May 1, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Edward J. Kelley
                                          Secretary

May  , 2000

  Enclosed with this Notice of Annual Meeting of Stockholders is a Proxy Statement and related proxy card with a return envelope. The Company's 1999 Annual Report for the fiscal year ended December 31, 1999 is also enclosed. The 1999 Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

 EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

 YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY BAUSCH & LOMB INCORPORATED. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY BAUSCH & LOMB, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                        WESLEY JESSEN VISIONCARE, INC.
                            333 East Howard Avenue
                       Des Plaines, Illinois 60018-5903
                           Telephone: (847) 294-3000

                          PRELIMINARY PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               ON JUNE 23, 2000

General

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company scheduled to be held on June 23, 2000 (the "Annual Meeting") and at any and all adjournments or postponements thereof. This Proxy Statement and the related proxy card are being mailed to holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), commencing on or about May , 2000.

  If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

  Bausch & Lomb Incorporated ("B&L") has publicly announced that it intends to solicit proxies for three nominees for election to the Company's Board of Directors in opposition to the Board of Directors' nominees. B&L's solicitation of proxies is in connection with its unsolicited tender offer for all of the outstanding shares of Common Stock of the Company. The position of the Company's Board of Directors with respect to B&L's unsolicited tender offer has been disclosed, and will continue to be disclosed, in the Company's
Schedule 14D-9, as it may be amended from time to time (the "Schedule 14D-9").

  The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors. A WHITE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

  If you have any questions or need further assistance in voting your shares, please call:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022

                         CALL TOLL FREE (888) 750-5834

  THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY B&L. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

Quorum and Voting Requirements

  Stockholders of record of the Common Stock at the close of business on May 1, 2000 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 17,657,095 shares of Common Stock. A list of the Company's stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at the Company's headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders' voting. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, the Company intends to apply the principles set forth herein.

  Election of Directors: Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  Approval of Auditors: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative notes.

  The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
(i) for the nominees for Director named in this Proxy Statement; (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants; and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting or any adjournment or postponement thereof. The Board recommends that the stockholders vote FOR Proposals 1 and 2.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The Board is currently comprised of eight Directors who are divided into three classes. The term of each class expires in a different year. The Board has nominated and recommends a vote FOR the election of its three nominees for Director to be elected at the Annual Meeting. The nominees are Kevin J. Ryan, Stephen G. Pagliuca and John J. O'Malley, each of whom has agreed to serve as a Director if elected. Each nominee currently serves as a Director of the Company. Messrs. Ryan and Pagliuca have each been a Director of the Company since June and April 1995, respectively. Mr. O'Malley was appointed to the Board in November 1996. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable. At the Annual Meeting, three Directors are to be elected as members of Class III to serve until the annual meeting in 2003 and until their successors are elected and qualified or until their earlier removal or resignation.

  Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by a vote of a majority of the total number of Directors then in office.

  On March 27, 2000, B&L notified the Company of its intention to nominate three individuals to serve as directors of the Company. In a press release issued on March 28, 2000, B&L indicated that it intends to file proxy materials with the Securities and Exchange Commission (the "Commission") to be used to solicit proxies for its nominees. To date, B&L has not filed any preliminary proxy materials with the Commission. B&L's solicitation of proxies is in connection with its unsolicited tender offer for all of the outstanding shares of Common Stock of the Company. The position of the Company's Board of Directors with respect to B&L's unsolicited tender offer has been disclosed, and will continue to be disclosed, in the Schedule 14D-9. The Company's
Schedule 14D-9 is available at the Internet web site maintained by the Commission at "http://www.sec.gov" and through commercial document retrieval services.

  The Board of Directors believes that the election of the individuals nominated by B&L would not be in the best interests of the Company and its stockholders. The current Directors are intimately familiar with the Company and the industry in which it operates. The Board of Directors is fully committed to maximizing value for all the Company's stockholders. In this regard, the Company notes, among others, the following completed and pending initiatives: (i) the announced strategic merger with Ocular Sciences, Inc.,
(ii) the announced strategic alliance with the U.S. Consumer Products Division of Alcon Laboratories, (iii) the launch of a new line of soft lenses designed to enhance sports performance, (iv) the introduction of new lines of disposable bifocal lenses and frequent-replacement toric color blend lenses and (v) the recent acquisitions of three additional lens companies outside the United States and other potential strategic initiatives. The Board of Directors believes that a change in the Board of Directors at this time would be highly disruptive to the strategy the Company is actively pursuing and could raise significant concerns with current and future business partners. Moreover, uncertainties arising from such a change could result in the loss of key personnel who are unique and important to the Company.

  The Board of Directors recommends that stockholders vote in favor of the three nominees of the Board of Directors described below and not vote in favor of any nominees of B&L.

  Information regarding the Director nominees of the Company is set forth below:

          Name            Age                          Position
          ----            ---                          --------
Kevin J. Ryan(1)........   60 Chairman of the Board, Chief Executive Officer and Director
Stephen G. Pagliuca(1)..   45 Director
John J. O'Malley(3).....   52 Director

  Information regarding Directors of the Company not subject to reelection at the Annual Meeting is set forth below:

          Name           Age                           Position
          ----           ---                           --------
Edward J. Kelley(3).....  52 Vice President, Finance, Chief Financial Officer and Director
Adam W. Kirsch(3).......  38 Director
Sol Levine(1)(2)........  71 Director
John W. Maki(2).........  39 Director
Michael A. D'Amato(2)...  46 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating Committee.

  There are no family relationships between or among any Directors or executive officers of the Company.

Director Nominees (Class III Directors)

  Kevin J. Ryan has served as President, Chief Executive Officer and a Director of the Company since June 1995 and has served as Chairman of the Board since February 1999. From 1991 to 1995, Mr. Ryan was President of Large Scale Biology Corporation (formally known as BioSource Technologies Inc.), a company engaged in discovery, development and production of new biopharmaceuticals and gene-based agricultural products. From 1987 to 1990, Mr. Ryan served as President of Barnes-Hind's contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare).

  Stephen G. Pagliuca has been a Director of the Company since its incorporation in April 1995. Mr. Pagliuca served as Chairman of the Board from April 1995 to February 1999. Mr. Pagliuca has been a Managing Director of Bain Capital, Inc. ("Bain Capital"), a private equity investment firm based in Boston, Massachusetts, since May 1993 and a general partner of Bain Venture Capital since 1989, where he founded Information Partners. Prior to joining Bain Venture Capital, Mr. Pagliuca was a partner at Bain & Company, where he provided strategic and operational advice for clients in the healthcare and information industries. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca also serves as director of Dade Berhing Inc., Coram Healthcare Corporation, Gartner Group, Inc., Epoch Senior Living, Inc. and The Corporate Executive Board Company.

  John J. O'Malley has been a Director of the Company since November 1996. Mr. O'Malley is currently a Managing Director of Audax Management Company, LLC ("Audax"), which manages a series of money management investment businesses. From February 1999 to October 1999, Mr. O'Malley was a Managing Director of Technology Directors Inc., a private equity investment firm. Mr. O'Malley was an Executive Vice President of Bain Capital from 1993 to February 1999. From 1991 to 1993, Mr. O'Malley was President and Chief Executive Officer of Robertson Ceco, an international construction products and engineering company. From 1986 to 1991, he was Executive Vice President of HMK Group Inc., a diversified manufacturing and services company. Mr. O'Malley is also a director of GS Industries, Inc., Medical Specialties Group, Inc. and Large Scale Biology Corporation.

Class I Directors (term expiring at the 2001 annual meeting)

  John W. Maki has been a Director of the Company since November 1996. Mr. Maki is currently a Managing Director of Audax. From July 1997 through October 1999, Mr. Maki was a Managing Director of Technology Directors Inc. Mr. Maki was a Principal at Bain Capital from 1995 to July 1997 and was an associate at Bain Capital from 1993 to 1995 and at Bain Venture Capital from 1988 to 1993. Prior to joining Bain Venture Capital, Mr. Maki was a consultant at Bain & Company, an international management consulting firm, where he specialized in healthcare and consumer product companies. He also serves on the board of Medical Specialties Group, Inc. and Large Scale Biology Corporation.

  Michael A. D'Amato has been a Director of the Company since September 1997. Since October 1997, Mr. D'Amato has served as the Executive Vice President of The Advisory Board Company, an advisory firm with practices in financial services and healthcare and a for-profit membership association, and the Chief Financial Officer of DGB Enterprises, Inc., and from 1996 until July 1998, he was the Chief Financial Officer of The Advisory Board Company. From July 1998 until February 1999, Mr. D'Amato also served as the Executive Vice President-- Finance and the Secretary of The Corporate Executive Board Company ("CEBC"). From October 1997 until November 1998, Mr. D'Amato served as the Chief Financial Officer of CEBC. From 1995 to 1996, Mr. D'Amato served as the Special Advisor to the Chairman of The Advisory Board Company. Prior to joining The Advisory Board Company, Mr. D'Amato was a Partner of Bain & Company from 1982 through 1995. Mr. D'Amato joined Bain & Company in 1977. Mr. D'Amato also serves as a director of CEBC.

Class II Directors (term expiring at the 2002 annual meeting)

  Adam W. Kirsch has been a Director of the Company since its incorporation in April 1995. Mr. Kirsch also held the office of Executive Vice President of the Company from April 1995 to May 1998. Mr. Kirsch is the Chief Executive Officer of NetVentures, L.L.C., an investment fund focusing on Internet-related companies. Mr. Kirsch was a Managing Director of Bain Capital from May 1993 through July 1999 and a general partner of Bain Venture Capital since 1990. Mr. Kirsch joined Bain Venture Capital in 1985 as an associate, and prior to joining Bain Venture Capital, Mr. Kirsch was a consultant at Bain & Company, where he worked in mergers and acquisitions. He serves on the board of several companies including Therma-Wave, Inc., Brookstone, Inc., Dade Berhing Inc. and several other private companies.

  Edward J. Kelley has served as Vice President, Finance, Chief Financial Officer and a Director of the Company since June 1995. Prior to joining the Company, Mr. Kelley served as the President, Asia Pacific and Latin America of Barnes-Hind's contact lens business from 1994 to 1995 and its Chief Financial Officer from 1989 to 1994. Prior to joining Barnes-Hind, Mr. Kelley held positions of increasing responsibility with Simon & Schuster, Revlon Health Care and Peat Marwick Mitchell & Company.

  Sol Levine has been a Director of the Company since September 1997. Mr. Levine is currently a private investor. Mr. Levine served as President of Revlon, Inc. prior to his retirement in December 1991. Mr. Levine also serves on the board of Large Scale Biology Corporation and several other private companies.

Compensation of Directors

  Directors who are employees of the Company or are affiliated with its significant stockholders do not receive a salary or an annual retainer for their services. The Company pays non-employee Directors not otherwise affiliated with the Company or its significant stockholders an annual cash retainer of $10,000. In addition, the Company reimburses all Directors for reasonable expenses incurred in attending Board meetings. Pursuant to the Company's 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan"), non-employee Directors are granted options to purchase 10,000 shares of Common Stock upon their initial election or appointment to the Board (or upon the adoption of the Director Option Plan for those Directors in office on the date of such adoption) and are entitled to options to purchase an additional 2,000 shares of Common Stock on an annual basis on each anniversary of such Director's election or appointment to the Board (which are granted on the date of the Company's next annual meeting of stockholders following such anniversary). See "Non-Employee Director Stock Option Plan." Messrs. Pagliuca, Kirsch, Maki, O'Malley, Levine and D'Amato will be granted annual options on the date of the Annual Meeting. The Directors do not receive any additional compensation for committee participation.

Committees and Directors' Meetings

  The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

  The Compensation Committee is authorized to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and reports its recommendations to the whole Board for approval and authorization. The Compensation Committee administers the Company's stock plans (subject to approval by the full Board of any awards made thereunder) and is currently comprised of Messrs. Levine, Pagliuca and Ryan. The Compensation Committee held two meetings in 1999.

  The Audit Committee is authorized to make recommendations to the Board regarding the independent auditors to be nominated for election by the stockholders and to review the independence of such auditors, approve the scope of the annual audit activities of the independent auditors, approve the audit fee payable to the independent auditors and review such audit results. PricewaterhouseCoopers LLP presently serves as the independent accountants of the Company. The Audit Committee is currently comprised of Messrs. D'Amato, Levine and Maki. The Audit Committee held two meetings in 1999.

  In November 1999, the Board appointed a Nominating Committee. The Nominating Committee currently is responsible for filling vacancies on the Board as they occur and recommending candidates for election as Directors at the annual meetings of stockholders. The Nominating Committee will consider individuals recommended for nominations by stockholders of the Company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Nominating Committee its consideration. The recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. The Nominating Committee is currently comprised of Edward J. Kelly, Adam W. Kirsch and John J. O'Malley. The Nominating Committee did not meet in 1999.

  In addition, the By-Laws require that advance notice of nominations for the election of Directors to be made by a stockholder (as distinguished from a stockholder's recommendation to the Board) be given to the Secretary of the Company (i) in the case of an annual meeting, no later than 60 days and no more than 90 days before first anniversary of the previous year's annual meeting, provided, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the tenth
(10th) day following the earlier of the date on which notice of the meeting date was mailed or public announcement of the meeting was made, and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the meeting was made. Such stockholder's notice must include (i) as to each person whom the stockholder proposes to nominate for election as a Director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Company's books, of such stockholder and (B) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder, and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Company which are beneficially owned by such person.

  The Board held four meetings and took action by written consent an additional two times during 1999. All of the Directors attended 75% or more of the total number of meetings of the Board.

Compensation Committee Interlocks and Insider Participation

  Prior to the Company's initial public offering in February 1997 ("IPO"), the Company did not have a Compensation Committee. Instead compensation decisions regarding the Company's executive officers were made by the Board. The Compensation Committee was established in connection with the IPO and is currently comprised of Messrs. Pagliuca, Levine and Ryan. Mr. Pagliuca is a Managing Director of Bain Capital, which is a party to the Advisory Agreement with the Company. Mr. Ryan is the Chairman of the Board, President and Chief Executive Officer of the Company. The compensation for employees who are also Directors of the Company (Messrs. Ryan and Kelley) for the years ended 1997, 1998 and 1999 was established pursuant to the terms of their respective employment agreements with the Company. See "Certain Relationships and Related Transactions" and "Compensation Committee Report on Executive Compensation."

Certain Relationships and Related Transactions

 Advisory Agreement

  In June 1995, the Company entered into an Advisory Agreement with Bain Capital, which was amended and restated in October 1996 (the "Advisory Agreement"), pursuant to which Bain Capital agreed to provide management consulting, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services agreed upon by the Company and Bain Capital. In exchange for such services, Bain Capital receives: (i) a quarterly management fee of not more than $500,000, plus reasonable out-of-pocket expenses, and (ii) a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1.0% of the aggregate value of such transaction. For the year ended December 31, 1999, the Company paid Bain Capital fees of $1,566,785 under the Advisory Agreement. The Advisory Agreement has an initial term ending on January 31, 2004, subject to automatic one-year extensions unless the Company or Bain Capital provides written notice of its desire not to extend such term.

 Registration Agreement

  The Company, certain investment funds controlled by Bain Capital (the "Bain Capital Funds") and their related investors and BT Investment Partners, Inc. are parties to a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registrable securities owned by the Bain Capital Funds and their related investors have the right at any time, subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 (a "Long-Form Registration") or on Form S-2 or Form S-3 (a "Short-Form Registration") each on an unlimited number of occasions at the Company's expense. The Company is not required, however, to effect any such Long-Form Registration or Short-Form, Registration within six months after the effective date of a prior demand registration and may postpone the filing of such registration for up to six months if the holders of a majority of the registrable securities agree that such a registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in an acquisition, merger or similar transaction. In addition, all holders of registrable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. In connection with all such registrations, the Company has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. The holders of an aggregate of 687,428 shares of Common Stock have certain demand registration rights pursuant to the Registration Agreement.

 Indebtedness of Management

  On May 7, 1997, the Company loaned Mr. Ryan, the Company's Chairman, President and Chief Executive Officer, $1.2 million pursuant to the terms of an unsecured promissory note bearing interest at an annual rate of 8%, payable quarterly. The note is due on the earlier of (i) May 9, 2002, (ii) the date Mr. Ryan ceases to be employed by the Company or (iii) the date Mr. Ryan disposes of any of his Common Stock. The Company has previously waived the requirement that Mr. Ryan repay such loan pursuant to clause (iii) above. As of May 15, 2000, an aggregate of $1.2 million was outstanding under the note.

  On July 27, 1999, the Company loaned Mr. Ryan $2.6 million pursuant to the terms of a promissory note bearing interest at an annual rate 5.3125%, computed on a daily basis. The borrowings under the note were secured by all of the stock options held by Mr. Ryan. The note was repaid in full on August 27, 1999.

 Indemnification Agreements

  The Company has entered into agreements to provide indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company's Restated Certificate and By-laws.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's officers, Directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of securities ownership and changes in such ownership with the Commission. Officers, Directors and greater than ten percent beneficial owners also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that during the period from January 1, 1999 through December 31, 1999, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with except that Form 4s on behalf of Messrs. Ryan, Althisar, Flynn, Steiner, Kelley, Artale and Foos to report transactions which occurred in August, 1999 were filed approximately one week late, and Form 5s on behalf of each executive officer of the Company to report the grant of options in 1999 were filed approximately one month late.

    PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board has appointed PricewaterhouseCoopers LLP as the independent accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the year ending December 31, 2000. The Board recommends a vote FOR the ratification of such appointment. PricewaterhouseCoopers LLP audited the financial statements of the Company and its subsidiaries for the year ended December 31, 1999. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  Except as otherwise noted, the following table sets forth certain information as of May 15, 2000 as to the security ownership of equity securities of the Company by (a) each of the executive officers named in the Summary Compensation Table, (b) each of the Directors and Director nominees of the Company, (c) all Directors and executive officers as a group and (d) each person or entity known to the Company to be the beneficial owner of five percent or more of the voting securities of the Company. All information with respect to beneficial ownership has been furnished by the respective Director, Director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                           Shares of Common
                                                                Stock
                                                          ------------------
                                                          Number of Percent
Name                                                       Shares   of Class
----                                                      --------- --------
Directors and Executive Officers:
Kevin J. Ryan(1)(2)...................................... 1,016,908    5.5%
Edward J. Kelley(3)......................................   171,213      *
Lawrence L. Chapoy(4)....................................    75,718      *
Daniel M. Roussel(5).....................................   167,703      *
Thomas F. Steiner(6).....................................   101,249      *
Michael A. D'Amato(7)....................................    10,667      *
Adam W. Kirsch(7)(8).....................................   106,642      *
Sol Levine(7)............................................    25,677      *
John W. Maki(7)(8).......................................   106,642      *
John J. O'Malley(7)(8)...................................   106,642      *
Stephen G. Pagliuca(7)(8)................................   699,426    4.0%
All Directors and executive officers as a group (16
 persons)(9)............................................. 2,618,182   13.4%
5% Stockholders:
Putnam Investments, Inc.(10)............................. 1,526,178    8.7%
  One Post Office Square
  Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(11)....................... 1,471,600    8.3%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Suzanne Zak(12).......................................... 1,176,190    6.7%
  100 N. Sixth Street, Ste. 476A
  Minneapolis, Minnesota 55403
American Express Company(13)............................. 1,202,911    6.8%
  200 Vesey Street
  New York, New York 10285
Ocular Sciences, Inc.(14)................................ 3,506,397   19.9%
  475 Eccles Avenue South
  San Francisco, California 94080

--------
*  Represents less than one percent.
 (1) The address of such person is c/o the Company, 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.
 (2) Includes 969,850 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
 (3) Includes 126,270 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000. Certain of Mr. Kelley's shares are held by an individual retirement account for his sole benefit.

 (4) Includes 60,778 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
 (5) Includes 155,140 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
 (6) Includes 94,050 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000.
 (7) Includes currently exercisable options to purchase 11,998 shares of Common Stock issued to Messrs. Kirsch, Maki, O'Malley and Pagliuca and currently exercisable options to purchase 10,667 shares of Common Stock issued to Messrs. D'Amato and Levine pursuant to the Director Option Plan.
 (8) Includes, with respect to Messrs. Pagliuca, Kirsch, Maki and O'Malley, 44,240 shares of Common Stock held by BCIP Associates ("BCIP") and 50,404 shares held by BCIP Trust Associates, L.P. ("BCIP Trust"), as a result of each being a general partner of such entities. In addition, with respect to Mr. Pagliuca, includes 276,432 shares held by Bain Capital Fund IV, L.P. ("Fund IV") and 316,352 shares held by Bain Capital Fund IV-B, L.P. ("Fund IV-B"), as a result of Mr. Pagliuca being a Managing Director of the general partner of such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Messrs. Kirsch, Maki and O'Malley are no longer employed by Bain Capital.
 (9) Includes an aggregate of 1,725,658 shares of Common Stock that can be acquired through currently exercisable options or options that will become exercisable prior to May 31, 2000 held by the Directors and executive officers of the Company.
(10) Pursuant to an Amendment to Schedule 13G filed with the Commission on February 18, 2000: (i) Putnam Investments, Inc. ("PI") reported shared voting power with respect to 194,100 shares and shared dispositive power with respect to 1,526,178 shares; (ii) Putnam Investment Management, Inc. ("PIM") reported shared dispositive power with respect to 1,152,478 shares; (iii) The Putnam Advisory Company, Inc. ("PAC") reported shared voting power with respect to 194,100 shares and shared dispositive power with respect to 373,700 shares; (iv) Putnam Health Services Trust ("PHST") reported shared dispositive power with respect to 984,370 shares; and (v) Marsh & McLennan Companies, Inc. ("MMC"), as the parent holding company of PI, was listed as a reporting person in the Schedule 13G but did not report beneficial ownership with respect to any shares. The address for PIM, PAC and PHST is the same as the address for PI listed in the table above. The address for MMC is 1166 Avenue of the Americas, New York, New York 10036.
(11) Pursuant to a Schedule 13G filed with the Commission on February 10, 2000, T. Rowe Price Associates, Inc. reported the sole power to vote 222,400 shares and the sole power to dispose of 1,471,600 shares and T. Rowe Price New Horizons Fund, Inc. (the "Horizons Fund") reported the sole power to vote 1,100,000 shares. The address for the Horizons Fund is the same as the address listed for T. Rowe Price Associates, Inc. in the table above.
(12) Pursuant to a Schedule 13G filed with the Commission on February 12, 1999: (i) Suzanne Zak, the chief executive officer of Zak Capital, Inc. and the managing member of the general partner of Zak Minotaur Fund, L.P., reported the shared power to vote and to dispose of 1,176,190 shares; (ii) Zak Capital, Inc. reported the shared power to vote and to dispose of 1,150,490 shares; and (iii) Zak Minotaur Fund, L.P. reported the shared power to vote and to dispose of 25,700 shares. The address for Zak Capital, Inc. and Zak Minotaur Fund, L.P. is the same as the address listed for Suzanne Zak in the table above.
(13) Pursuant to a Schedule 13G filed with the Commission on February 8, 2000, American Express Company, in its capacity as a parent holding company, and American Express Financial Corporation ("AEFC"), as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported the shared power to vote of 754,170 shares and the shared power to dispose of 1,202,911 shares. The address for AEFC is IDS Tower 10, Minneapolis, Minnesota 55440.
(14) Pursuant to a Schedule 13D filed with the Commission on March 29, 2000, Ocular Sciences, Inc. ("OSI") reported beneficial ownership of 3,506,397 shares of Common Stock as a result of OSI holding an option that is exercisable under certain circumstances for an aggregate of 3,506,397 shares of Common Stock. The option was granted to OSI by the Company in connection with the execution of an Agreement and Plan of Merger, dated as of March 19, 2000, between the Company, OSI Acquisition Corp. and OSI.

                      COMPENSATION OF EXECUTIVE OFFICERS

General

  Executive officers of the Company are elected by and serve at the discretion of the Board. The following table sets forth information concerning the compensation paid or accrued for the years ended December 31, 1999, 1998 and 1997 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the last fiscal year (the "Named Executives").

                          Summary Compensation Table

                                                                 Long Term
                                                                Compensation
                                  Annual Compensation              Awards
                         -------------------------------------- ------------
                                                                 Securities
Name and Principal                               Other Annual    Underlying     All Other
Position                 Year  Salary  Bonus(a) Compensation(b)   Options    Compensation(c)
------------------       ---- -------- -------- --------------- ------------ ---------------
Kevin J. Ryan........... 1999 $250,008  568,625      $--           25,000        $3,602
  Chairman, President    1998  250,008  584,625       --           25,000         4,466
   and
  Chief Executive        1997  250,008  477,125       --           32,000         2,275
   Officer

Edward J. Kelley........ 1999 $175,000 $398,038      $--           15,000        $1,568
  Chief Financial        1998  175,000  414,038       --           15,000         2,018
   Officer and
  Vice President,
   Finance               1997  175,000  338,713       --           25,000           717

Lawrence L. Chapoy...... 1999 $146,100 $199,383      $--            5,000        $1,958
  Vice President,        1998  146,100  213,993       --            5,000         2,423
   Research &
  Development            1997  146,100  176,888       --            5,000         1,143

Daniel M. Roussel....... 1999 $129,003 $214,132      $--            6,000        $  --
  Vice President, Europe 1998  134,341  179,308       --            6,000           --
                         1997  120,622  144,432       --            5,000           --

Thomas F. Steiner....... 1999 $140,000 $191,058      $--            6,000        $1,212
  Vice President,
   Marketing             1998  140,000  205,058       --            6,000         1,557
                         1997  140,000  169,502       --            5,000           746

--------
(a) Reflects bonuses received by such Named Executives under the Company's Management Bonus Plan as a result of the Company meeting certain performance targets in such fiscal year. Bonuses for 1999 also include payments made under the Company's profit sharing plan in the following amounts: Mr. Ryan--$16,000; Mr. Kelly--$16,000; Mr. Chapoy--$14,610; and
    Mr. Steiner--$13,719. In 1998, such payment were as follows: Mr. Ryan-- $16,000; Mr. Kelley--$16,000; Mr. Chapoy--$14,610; and Mr. Steiner--
    $14,000. In 1997, such payments were as follows: Mr. Ryan--$15,750; Mr. Kelley--$15,750; Mr. Chapoy--$14,610; and Mr. Steiner--$14,000.
(b) None of the perquisites and other benefits paid to each Named Executive in 1999, 1998 or 1997 exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by such Named Executive during that year.
(c) Reflects premium payments made by the Company on behalf of such Named Executives for life and long-term disability insurance as follows:

                                                                      Long-term
                                                              Life    disability
Name                                                   Year Insurance insurance
----                                                   ---- --------- ----------
Kevin J. Ryan......................................... 1999  $3,186      $416
                                                       1998   4,050       416
                                                       1997   1,800       475
Edward J. Kelley...................................... 1999  $1,278      $290
                                                       1998   1,728       290
                                                       1997     435       282
Lawrence L. Chapoy.................................... 1999  $1,715      $243
                                                       1998   2,180       243
                                                       1997     865       278
Thomas F. Steiner..................................... 1999  $  980      $232
                                                       1998   1,325       232
                                                       1997     518       228

Option Grants in Last Fiscal Year

  The following table sets forth information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year:

                                                                                       Potential
                                                                                      Realizable
                                                                                   Value at Assumed
                                                                                        Annual
                                                                                    Rates of Stock
                                                                                  Price Appreciation
                                                                                          for
                                                                                    Option Term(d)
                                                                                  -------------------
                           Number of
                           Securities   % of Total  Exercise   Market
                           Underlying     Options    or Base  Price on
                            Options     Granted in    Price   Date of  Expiration
                         Granted (#)(a) Fiscal Year ($/Share) Grant(b)  Date(c)    5% ($)   10% ($)
                         -------------- ----------- --------- -------- ---------- -------- ----------
Kevin J. Ryan...........     25,000         7.0%     $28.88    $28.88   11/9/09   $454,000 $1,150,750
Edward J. Kelley........     15,000         4.2       28.88     28.88   11/9/09    272,400    690,450
Lawrence L. Chapoy......      5,000         1.4       28.88     28.88   11/9/09     90,800    230,150
Daniel M. Roussel.......      6,000         1.7       28.88     28.88   11/9/09    108,960    276,180
Thomas F. Steiner.......      6,000         1.7       28.88     28.88   11/9/09    108,960    276,180

--------
(a) Options vest in four equal annual installments beginning on the first anniversary of the date of grant. The grant date of such options was November 9, 1999.
(b) Market price was determined based on the last reported sale price of the Common Stock as reported by the Nasdaq National Market on the date of grant.
(c) Options will expire the earlier of 30 days after the date of termination or November 9, 2009.
(d) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Commission. Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the Common Stock would be approximately $47.04 per share. At an annual rate of appreciation of 10% per year for the option term, the price of the Common Stock would be approximately $74.91 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The following table sets forth information for the Named Executives concerning stock option exercises during the Company's last fiscal year and options outstanding at the end of the last fiscal year:

                          Shares
                         Acquired              Number of Securities    Value of Unexercised In-
                            on      Value     Underlying Unexercised   the-Money Options at FY-
                         Exercise  Realized    Options at FY-End (#)          End ($)(a)
Name                       (#)       ($)     Unexercisable/Exercisable Unexercisable/Exercisable
----                     -------- ---------- ------------------------- -------------------------
Kevin J. Ryan........... 130,000  $4,005,866      59,750/961,850        $2,263,330/$36,434,878
Edward J. Kelley........  66,000   1,955,092      38,750/120,020        $ 1,467,850/$4,546,377
Lawrence J. Chapoy......   8,000     244,794       11,250/59,528        $   426,150/$2,254,921
Daniel M. Roussel.......       0           0      13,000/153,890        $   492,440/$5,829,353
Thomas F. Steiner.......  14,000     443,683       13,000/92,800        $   492,440/$3,515,264

--------
(a) Fair market value of the Common Stock was determined based on the last reported sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 1999, which was $37.88 per share.

Employment Agreements

  Kevin J. Ryan. On March 6, 2000, the Company and Kevin J. Ryan entered into a new employment agreement to supercede and replace his existing employment agreement with the Company. The new employment agreement provides that it shall be deemed effective as of October 1, 1999. The principal terms and provisions of the new employment agreement are set forth below.

  Term, Position and Duties. Mr. Ryan agreed to serve as the Chief Executive Officer and President of the Company for a period commencing on October 1, 1999 and ending on September 30, 2004, subject to automatic one-year extensions unless either party gives notice to other at the end of each 12 month period beginning on the first anniversary of the effective time but in no event will the term extend beyond September 30, 2012. The Company has agreed to use its best efforts to have Mr. Ryan elected as a member of and Chairman of the Board and to ensure his re-election to such positions during the term of the agreement.

  Compensation. Under the new employment agreement, Mr. Ryan is entitled to
(i) receive an initial base salary of $500,000 per annum, subject to an annual review for increases beginning of each calendar year after 2000, (ii) participate in the Company's Professional Incentive Plan and/or any other annual incentive plan established by the Company for either Mr. Ryan alone or for other members of the Company's senior management, (iii) participate in any long-term incentive plan established by the Company either for Mr. Ryan alone or for members of the Company's senior management, (iv) be eligible to receive grants of options to purchase shares of the Company's Common Stock and awards of shares of Common Stock, either or both as determined by the Compensation Committee, under and in accordance with the terms of applicable plans of the Company, (v) prompt reimbursement for all reasonable out-of-pocket expenses incurred by him in performing services under the employment agreement, (vi) customary perquisites for a senior manager, (vii) participate in all of the Company's employee benefit plans and programs made available to the Company's senior executives or to its employees generally, (viii) reimbursement for all medical expenses incurred by him or his spouse that are not otherwise covered by insurance and lifetime healthcare coverage for him and his spouse, (ix) an individual permanent life insurance benefit in an initial amount of $5.0 million and (x) the benefits provided under the Company's Supplemental Executive Retirement Plan (the "SERP").

  Severance Arrangements. Except as set forth below, in the event that Mr. Ryan's employment terminates for any reason, Mr. Ryan will be entitled to (i) his base salary through the termination date, (ii) a cash payment in lieu of any unused vacation, (iii) any annual bonus earned but not yet paid, (iv) any deferred compensation under any incentive compensation plan, (v) any other compensation and benefits that have vested through the termination date and
(vi) reimbursement of any business and medical expenses incurred by Mr. Ryan or his spouse, as applicable, through the termination date (items (i) through (vi) being referred to herein as the "General Benefits"). In the event that Mr. Ryan's employment terminates by reason of his retirement upon or after his attainment of age 65, he is entitled, in addition to the General Benefits, the benefits provided under the SERP. In the event that Mr. Ryan's employment terminates by reason of his death, his beneficiary is entitled, in addition to the General Benefits, to his base salary though the end of the month following the month in which his death occurs and an annual bonus, if any, prorated to the date of death. In the event that Mr. Ryan's employment terminates by reason of his disability he or his beneficiary, as the case may be, will be entitled, in addition to the General Benefits, to (i) an annual bonus, if any, prorated to the termination date, and (ii) the retirement benefit under the SERP that Mr. Ryan would be entitled to upon his termination with the Company by reason of his disability. In the event that Mr. Ryan is terminated for cause, he will only be entitled to the General Benefits. If Mr. Ryan is terminated by the Company without cause or resigns for good reason, he will be entitled, in addition to the General Benefits, to (i) his base salary through the remainder of the employment term, (ii) annual bonuses for the remainder of the employment term equal to the average of the three highest annual bonuses awarded to him during the ten years preceding the termination, (iii) continued medical reimbursement for the remainder of the employment term and lifetime medical benefits, (iv) the retirement benefit under the SERP, (v) continued participation in all employee benefit plans and programs through the remainder of the employment term and, (vi) other benefits in accordance with applicable plans and programs of the Company. If Mr. Ryan voluntarily resigns without good reason prior to obtaining the age of 65, he will be entitled to the General Benefits, and if he voluntarily resigns after that age, he will be entitled to the General Benefits and the retirement benefit under the SERP.

  Consulting Arrangement. Effective upon the termination of Mr. Ryan's employment, unless his termination was due to death or disability or if was terminated for cause or resigned without good reason prior to age 65, Mr. Ryan has agreed to become a consultant to the Company for a period of 5 years. Mr. Ryan is not required to devote more than 50 days in any calendar year performing consulting services for the Company. During the consulting period, Mr. Ryan shall be entitled to receive an amount equal to the applicable percentage of his base salary upon termination of his employment as follows:

                                                                           % of
                                                                           Base
     Year                                                                 Salary
     ----                                                                 ------
     1...................................................................  100
     2...................................................................   90
     3...................................................................   80
     4...................................................................   70
     5...................................................................   60

  Confidential Information, Noncompetition and Nonsolicitation
Arrangements. Pursuant to the employment agreement, Mr. Ryan agreed that: (1) during the employment period and any consulting period or thereafter, he will keep confidential any information obtained or learned by him during the course of his employment relating to the operational, financial, business and other affairs of the Company (subject to limited exceptions); (2) that all inventions, innovations, improvements, developments and all similar or related information that relate to the Company or any of its subsidiaries that are conceived, developed or made by Mr. Ryan while employed by the Company and any of its subsidiaries belong to the Company or such subsidiary; and (3) during the employment period and any consulting period and for 12 months thereafter, not to compete with the Company or any of its subsidiaries, not to solicit, endeavor to entice away from or knowingly interfere with the Company or any of its subsidiaries, any of its or their customers or sources of supply or employ or retain any person who was employed or retained by the Company or any of its subsidiaries.

  Edward J. Kelley. On June 28, 1995, the Company and Edward J. Kelley entered into an employment agreement, pursuant to which Mr. Kelley agreed to serve as Chief Financial Officer of the Company for a period that will end with Mr. Kelley's resignation, death or disability, or upon termination by the Company, with or without cause. Under the employment agreement, Mr. Kelley will receive: (i) an annual base salary equal to at least $175,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits. If Mr. Kelley's employment is terminated by the Company without cause (as defined therein), he will be entitled to receive his base salary and fringe benefits for 12 months following such termination in addition to his bonus for the year in which his employment was terminated, pro rated based on the number of days elapsed in the year, if he would have otherwise been entitled to receive such bonus had he not been terminated. Mr. Kelley has agreed not to compete with the Company for a period of one year following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

Change of Control Severance Plan

  The Wesley Jessen VisionCare, Inc. Change of Control Severance Plan (the "Severance Plan") provides for benefits for certain employees of the Company and its affiliates (each, a "Participant") in the event that such Participant is terminated on or within two years following the date of the Change in Control, (i) by the Company or its successor other than for cause, or (ii) by the Participant for good reason. The Severance Plan provides that "good reason" for all Participants entitled to level 1 benefits and certain Participants entitled to level 2 benefits (as discussed below) includes the failure of such Participants to be named as executive officers of any publicly traded company which is the ultimate parent of any acquirer. A Participant will not be entitled to benefits if his or her employment is discontinued by reason of the Participant's death or a physical or mental condition resulting in his or her inability to substantially perform his or her duties with the Company. Under the Severance Plan, a "Change of Control" is deemed to have occurred if the event set forth in any one of the following paragraphs occurs:

    (a) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

    (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board plus any new director whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors as of the effective date of the Severance Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

    (c) there is consummated a merger or consolidation or similar business combination transaction of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation or similar business combination transaction (A) which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 55% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) as a result of which, no person is or becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the securities of the Company or such other surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

    (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 55% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

  There are generally three levels of severance benefits that are payable under the Severance Plan depending upon the Participant. The three levels of severance benefits are summarized below:

    Level 1--Severance pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 3.

    Level 2--Severance pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 2.

    Level 3--Severance pay equal to (i) the sum of his or her annual base salary and his or her highest annual incentive compensation earned during the 3 calendar years immediately preceding the calendar year in which the Change in Control occurs (ii) multiplied by 1.

  All of the Named Executive are Participants in the Severance Plan (other than Mr. Ryan) and are entitled to level 1 or level 2 benefits. The Severance Plan by its terms is not applicable to the pending merger between the Company and OSI.

Management Bonus Plan

  In November 1998, the Board adopted the Wesley Jessen Corporation Professional Incentive Plan for calendar year 1999 (the "Bonus Plan"). Under the Bonus Plan, participants are eligible to earn an annual bonus upon the achievement by the Company of a specified level of earnings per share. The annual bonus is equal to a specified percentage of a participant's annual salary (the "Target Percentage"), subject to increase based on achievement beyond targeted levels. Bonuses under the Bonus Plan are not subject to any cap. Approximately 135 employees participated in the Bonus Plan for 1999, including each of the Named Executives.

Stock Incentive Plan

  In connection with the IPO, the Board and stockholders of the Company approved the Wesley Jessen VisionCare, Inc. Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan was amended in 1999 to increase the number of shares of Common Stock reserved for issuance under the Incentive Plan by 1,000,000 shares. The Incentive Plan is currently administered by the Compensation Committee, with all awards made thereunder being approved by the full Board. Certain employees, advisors and consultants of the Company are eligible to participate in the Incentive Plan (a "Participant"). The Board or the Compensation Committee, as the case may be, is authorized under the Incentive Plan to select the Participants and determine the terms and conditions of the awards under the Incentive Plan. The Incentive Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the Incentive Plan. An aggregate of 1,800,000 shares of Common Stock of the Company have been reserved for issuance under the Incentive Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The Incentive Plan provides that Participants will be limited to receiving awards relating to no more than 50,000 shares of Common Stock per year. To date, options to purchase an aggregate of 900,150 shares of Common Stock have been granted under the Incentive Plan.

  Options granted under the Incentive Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of common stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the Incentive Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

  All outstanding awards under the Incentive Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

  The Board generally will have the power and authority to amend the Incentive Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

Employee Stock Discount Purchase Plan

  The Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase Plan, including a substantially identical plan for international employees (the "Employee Stock Purchase Plan") was established to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Employee Stock Purchase Plan provides an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company. As of May 15, 2000, an aggregate of 184,818 shares of Common Stock have been issued under the Employee Stock Purchase Plan.

  Subject to certain restrictions, each employee of the Company is eligible to participate in the Employee Stock Purchase Plan. Participation is discretionary with each eligible employee. The Company has reserved 500,000 shares of Common Stock for issuance in connection with the Employee Stock Purchase Plan. Each eligible employee is entitled to purchase a maximum of 125 shares per quarter. Elections to participate can be made at any time and purchases of stock are made on a quarterly basis. Each participating employee contributes to the Employee Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $10 per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction at any time. Elected contributions are credited to participants' accounts at the end of each calendar month. In addition, employees may make lump sum contributions at the end of the quarter to enable them to purchase the maximum number of shares available for purchase during the plan year.

  Each participating employee's contributions are used to purchase shares for the employee's share account within 15 days after the last day of each calendar month. The cost per share is 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar month. The number of shares purchased on each employee's behalf and deposited in his/her share account is based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any month. Shares purchased under the Employee Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Employee Stock Purchase Plan, any dividends attributable to shares in the employee's share account are automatically used to purchase additional shares for such employee's share account. Share distributions and share splits are credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee has full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise at any time. Subject to applicable federal securities and tax laws, the Board has the right to amend or to terminate the Employee Stock Purchase Plan. Amendments to the Employee Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Employee Stock Purchase Plan is terminated, the Committee is required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

Non-Employee Director Stock Option Plan

  The 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was established to encourage stock ownership by certain Directors of the Company and to provide those individuals with an additional incentive to manage the Company in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board. The Director Option Plan provides for the granting of options to non-employee Directors, as defined, covering an aggregate of 250,000 shares of Common Stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. To date, options to purchase an aggregate of 80,000 shares of Common Stock have been granted under the Director Option Plan. Options to acquire an additional 12,000 shares of Common Stock will be granted on the date of the Annual Meeting.

  The Committee or the full Board is authorized under the Director Option Plan to make discretionary grants of options and determine the terms and conditions of such options. In addition, the Director Option Plan provides for an initial one-time grant of options to purchase 10,000 shares of Common Stock to each non-employee Director serving as a member of the Board upon the effectiveness of the Director Option Plan or to any new non-employee Director upon being elected to the Board. The Director Option Plan also provides that each non-employee Director shall automatically be entitled to options to purchase 2,000 shares of Common Stock upon each anniversary of such Director's election to the Board (which will be granted at the Company's next annual meeting of stockholders following such anniversary). The Director Option Plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. The initial one-time grants are immediately exercisable and the annual grants will vest in three equal installments commencing on the first anniversary of the grant date. Nothing contained in the Director Option Plan or any agreement to be executed pursuant to the Director Option Plan will obligate the Company, its Board or its stockholders to retain an optionee as a Director of the Company.

Wesley Jessen Retirement Plan

  Substantially all full-time United States and Puerto Rico employees of the Company participate in the Wesley Jessen Cash Balance Pension Plan (the "Retirement Plan"), a defined benefit plan intended to qualify under Section 401(a) of the Code. The Retirement Plan became effective on January 1, 1996. The Retirement Plan is a cash balance plan whereby each participant's benefits are determined based on annual pay credits and interest credits made to each participant's account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service.

  Annual pay credits range from 3.0% to 8.0% of compensation, depending on a participant's length of service with the Company. Compensation refers to pension eligible earnings of a participant under the Retirement Plan (up to $160,000 for 1998, as limited by the Code), including all direct compensation paid to participants plus any pretax deferrals.

  Interest credits are based on a participant's account balance on the first day of each calendar year and the plans interest credit rate. This interest credit rate is determined for each calendar year and equals the value as of December of the immediately preceding calendar year of the average yield on 1-year Treasury bills.

  No pay or interest credits are granted under the Retirement Plan for periods of employment prior to June 29, 1995. However, service is calculated from date of hire for the purpose of determining the level of pay credit for the plan year, subject to bridging service for participants from certain acquired entities. The normal retirement age under the plan is age 65. Benefits are computed on a straight line basis. The Company contributes actuarially determined amounts to fund benefits under the Retirement Plan within regulatory minimum requirements and maximum tax deductible limits.

  The aggregate estimated annual benefits payable from the Retirement Plan to Messrs. Ryan, Kelley, Chapoy and Steiner upon normal retirement age is $23,055, $54,529, $14,355 and $37,822, respectively. Mr. Roussel is not eligible to participate in the Retirement Plan. Messrs. Ryan, Kelley. Chapoy and Steiner currently have approximately 16 (including 12 years of service with acquired entities), 21 (including 17 years of service with acquired entities), 6 and 16 years of credited service, respectively, under the Retirement Plan.

  There is a supplemental benefit payable to Mr. Ryan pursuant to a Supplemental Executive Retirement Plan (SERP) earned during his employment with Barnes-Hind and Revlon Visioncare, the obligation for which was assumed by the Company as a result of the acquisition of PBH. The estimated annual benefit payable to Ryan upon normal retirement age is equal to $30,480.

Compensation Committee Report on Executive Compensation

  This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The following report has been submitted by the Compensation Committee of the
Board:

  The Compensation Committee was established by the Board in February 1997 in connection with the IPO. The Compensation Committee is currently comprised of Messrs. Pagliuca, Levine and Ryan.

  The Compensation Committee is responsible (i) for reviewing the recommendations of the Company's Chief Executive Officer on compensation levels of all other officers of the Company and (ii) adopting and changing compensation policies and practices of the Company and to report its recommendations to the full Board. In addition, the Compensation Committee is responsible for the administration of the Company's stock plans. In reviewing the Company's compensation programs, the Compensation Committee adheres to a compensation philosophy that (i) attracts and retains qualified executives who will add to the long-term success of the Company, (ii) relates to the achievement of operational and strategic objectives, and (iii) is commensurate with each executive's performance, level of responsibility and overall contribution to the success of the Company. In making its recommendations to the full Board concerning adjustments to compensation levels, the Compensation Committee considers the financial condition and operational performance of the Company during the prior year. The Company's executive compensation programs consist of three principal components: (i) base salary; (ii) annual bonus; and
(iii) long-term equity incentives.

  Base Salary. The base salaries for Messrs. Ryan and Kelley in 1999 were established pursuant to their employment agreements with the Company. On March 6, 2000, the Company and Kevin J. Ryan entered into a new employment agreement to supercede and replace his existing employment agreement with the Company. In determining the terms of the new employment agreement, the Compensation Committee retained a consulting firm specializing in executive compensation to conduct an extensive survey of the compensation arrangements for chief executive officers of similarly sized companies. Based upon such survey and the Company's recent operating performance, the Compensation Committee concluded that Mr. Ryan should receive a significant increase in compensation. Under his new employment agreement, Mr. Ryan's base salary was increased from approximately $250,000 to $500,000. Prior to this increase, Mr. Ryan's base salary had not been increased since he joined the Company in 1995. Under his new employment agreement, Mr. Ryan is entitled to annual review for increases in his base salary. Mr. Ryan did not participate as a member of the Compensation Committee in establishing the terms of his new employment agreement. The terms of Mr. Kelley's employment agreements were determined through arms-length negotiations with representatives of Bain Capital. See "Compensation of Executive Officers-- Employment Agreements." The base salary for each of the other executive officers of the Company was determined based on the expected level of responsibility of each and competitive market conditions. Such salaries were initially established by the Chief Executive Officer and subsequently approved by the full Board.

  Annual Bonus. Under their respective employment agreements, Messrs. Ryan and Kelley receive an annual bonus based on the Company's achievement of certain targeted operating results, which are established at the beginning of each year by the full Board. The level of bonus that such executive officer is eligible to earn is also established by the Board at the beginning of each year. Each of the other executive officers of the Company participated in the Bonus Plan, which enables them to earn an annual bonus based upon the Company's achievement of a specified level of earnings per share. The annual bonus was equal to a specified percentage of each participant's annual salary, which was subject to increase based on achievement beyond targeted levels. The Company achieved such levels in 1999 and, as a result, bonus payments were awarded by the Board under the Bonus Plan for 1999.

  Long-Term Equity Incentives. All of the executive officers of the Company (other than Mr. Althisar) participated in the acquisition of the Company from Schering-Plough in 1995. In that capacity, each purchased shares of Common Stock at the same price paid by Bain Capital and was granted options to purchase Common Stock. As a result of such participation, the executive officers of the Company own a significant equity interest in the Company. Therefore, to a large extent, the interests of the Company's executive officers are already aligned with those of its stockholders since the value of management's holdings is tied directly to the market price of the Company's Common Stock.

  Prior to the completion of the IPO, the Company adopted the Incentive Plan. Under the Incentive Plan, the Board or the Compensation Committee, as the case may be, was granted broad authority to award equity based compensation arrangements to any eligible employee, consultants or advisors of the Company. The Incentive Plan was amended in 1999 to increase the number of shares reserved for issuance thereunder by 1,000,000. As a result, an aggregate of 1,800,000 shares of Common Stock are reserved for issuance upon the exercise of awards granted to eligible participants under the Incentive Plan. Since the ultimate value of stock options bear a direct relationship to market price of the Common Stock, the Committee believes that awards under the Incentive Plan are an effective incentive for the Company's management to create value for the Company's stockholders. As of December 31, 1999, there were outstanding options to purchase an aggregate of 837,550 shares of Common Stock that had been granted by the Board under the Incentive Plan, including options to purchase 347,350 shares of Common Stock that were granted in 1999.

  The foregoing report has been approved by all members of the Compensation Committee.

                                          Sol Levine, Chairman
                                          Stephen G. Pagliuca
                                          Kevin J. Ryan

                               PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on February 12, 1997 with the Nasdaq Composite Index and the Standard & Poor's Midcap 400 Index. At this time, the Company does not believe it can reasonably identify an industry peer group and, therefore, the Company has instead selected the Standard & Poor's Midcap 400 Index, which includes companies with similar market capitalizations to that of the Company. The graph assumes that the value of the investment in the Company's Common Stock at its initial public offering price of $15.00 per share and each index was $100.00 on February 12, 1997.

     Comparison of the Company's Common Stock, Nasdaq Composite Index and
                      Standard & Poor's Midcap 400 Index

[LINE CHART APPEARS HERE]

                           February 12, December 31, December 31, December 31,
                               1997         1997         1998         1999
                           ------------ ------------ ------------ ------------
Wesley Jessen VisionCare,
 Inc......................     $100         $260         $185         $253
Nasdaq Composite Index....     $100         $116         $162         $303
Standard & Poor's Midcap
 400 Index................     $100         $125         $147         $167

       SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

  Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2001 annual meeting of stockholders of the Company must be received by the Company on or before the close of business January , 2001. Such proposals should be submitted by certified mail, return receipt requested.

  The By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (provided that in the event that date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day following of the public announcement of such meeting) and that such notice must meet certain other requirements. As a result, stockholders who intend to present a proposal at the 2001 annual meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal no later than April 24, 2001 (assuming the date of next year's annual meeting is not changed by more than 30 days). The Company's proxy related to the 2001 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by the Company after such date. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the By-Laws from the Secretary of the Company.

  The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1999, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Ronald J. Artale, Vice President and Controller, Wesley Jessen VisionCare, Inc., 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.

                        COST AND METHOD OF SOLICITATION

  The Company will bear the cost of this solicitation. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of approximately $50,000 for its solicitation of proxies, including expenditures for attorneys, solicitors and advertising, printing, transportation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of May 15, 2000, the Company has incurred proxy solicitation expenses of approximately $ . In addition to soliciting proxies by mail, Directors of the Company may solicit proxies in person or by telephone or telecopy.

  The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained the proxy solicitation firm of Innisfree M&A Incorporated ("Innisfree") at estimated fees of not more than $225,000 in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify Innisfree against certain liabilities and expenses. The Company estimates that approximately 75 employees of Innisfree will be involved in the solicitation of proxies on behalf of the Company.

           INFORMATION CONCERNING DIRECTORS WHO MAY SOLICIT PROXIES

  Under the applicable regulations of the Commission, the Company and each of the Directors of the Company is deemed to be a "participant" in the Company's solicitation of proxies. The following table sets forth (a) the name, business address and any officers and employees of the Company who may also solicit proxies from shareholders of the Company ("Participants") and (b) the dates, types and amounts of each Participant's purchases and sales of the Company's Common Stock within the past two years.

  Except as otherwise indicated, shares of Common Stock of the Company owned of record by each Participant are also owned beneficially by such Participant. The number of shares of Common Stock of the Company owned by each Director or nominee is set forth in the table under "Beneficial Owners of Common Stock."

                                      Purchase (P),
                            Date Of     Sale (S)
Name, Business Address    Transaction Or Award (A)             Type And Amount
----------------------    ----------- ------------- -------------------------------------
Michael A. D'Amato......   11/19/99          S      5,000 shares of Common Stock
Executive Vice President    5/26/99          A      2,000 shares of Common Stock Options
The Advisory Board
 Company
The Watergate
600 New Hampshire
 Avenue, NW
Washington, D.C. 20037
Edward J. Kelley........   12/30/99          S      3 shares of Common Stock
Chief Financial Officer    11/09/99          A      15,000 shares of Common Stock Options
Wesley Jessen
 VisionCare, Inc.           8/09/99          S      40,000 shares of Common Stock
333 East Howard Avenue      5/11/99          S      30,000 shares of Common Stock
Des Plaines, Illinois
 60018                      3/02/99          S      15,000 shares of Common Stock
                            3/12/99          P      372 shares of Common Stock
                           11/09/98          A      15,000 shares of Common Stock Options
                            5/22/98          S      16,000 shares of Common Stock
                            3/10/98          S      25,000 shares of Common Stock
Adam W. Kirsch..........    5/26/99          A      2,000 shares of Common Stock Options
Chief Executive Officer     5/20/98          A      2,000 shares of Common Stock Options
Net Ventures, LLC
2 Canal Park
Cambridge, Massachusetts
 02141
Sol Levine..............    5/26/99          A      2,000 shares of Common Stock Options
Retired
4 East 72nd Street
New York, New York 10021
John W. Maki............    5/26/99          A      2,000 shares of Common Stock Options
Managing Director           5/20/98          A      2,000 shares of Common Stock Options
Audax Management
 Company, LLC
101 Huntington Avenue
Boston, Massachusetts
 02199
John J. O'Malley........    5/26/99          A      2,000 shares of Common Stock Options
Managing Director           5/20/98          A      2,000 shares of Common Stock Options
Audax Management
 Company, LLC
101 Huntington Avenue
Boston, Massachusetts
 02199
Stephen G. Pagliuca.....    5/26/99          A      2,000 shares of Common Stock Options
Managing Director           5/20/98          A      2,000 shares of Common Stock Options
Bain Capital, Inc.
2 Copley Place
Boston, Massachusetts
 02116
Kevin J. Ryan...........   11/09/99          A      25,000 shares of Common Stock Options
President and Chief
 Executive Officer          8/17/99-
Wesley Jessen
 VisionCare, Inc.           8/24/99          S      130,000 shares of Common Stock
333 East Howard Avenue      3/12/99          P      393 shares of Common Stock
Des Plaines, Illinois
 60018                     12/10/98          P      4,000 shares of Common Stock
                           11/09/98          A      25,000 shares of Common Stock Options
                            8/31/98          P      25,000 shares of Common Stock
                            9/02/98          P      9,000 shares of Common Stock
                            3/20/98          S      50,000 shares of Common Stock
                            2/11/98          S      236,947 shares of Common Stock

  The table below sets forth all shares of Common Stock purchased by the Company within the past two years:

                           NUMBER                                                               NUMBER
   PURCHASE                  OF                              PURCHASE                             OF
     DATE                  SHARES                              DATE                             SHARES
   --------                -------                           --------                           ------
   6/12/98                 197,000                           7/29/98                            25,000
   6/16/98                   5,000                           7/30/98                            30,000
   6/17/98                  45,000                           7/31/98                            58,000
   6/18/98                  30,000                           8/11/98                            20,000
   6/19/98                  45,000                           8/12/98                            20,000
   6/22/98                  45,000                           8/14/98                            10,000
   6/23/98                  45,000                           8/17/98                            10,000
   6/24/98                  40,000                           8/20/98                             2,000
   6/25/98                  40,000                           8/21/98                             2,000
   6/26/98                  30,000                           8/24/98                             2,000
   6/29/98                  30,000                           8/25/98                             2,000
   6/30/98                  25,000                           8/26/98                             2,000
    7/1/98                  20,000                           8/31/98                             2,000
   7/21/98                  20,000                            9/3/98                             1,000
   7/22/98                  20,000                            9/4/98                            10,000
   7/23/98                  30,000                           9/18/98                            10,000
   7/24/98                  40,000                           9/21/98                            10,000
   7/27/98                  20,000                           9/22/98                             5,000
   7/28/98                  35,000                           9/23/98                            17,000

  There were no shares of Common Stock sold by the Company within the past two years other than pursuant to employee benefit plans.

  On February 5, 1998, certain investment funds affiliated with Bain Capital (the "Bain Capital Funds") sold an aggregate of 2,001,603 shares of Common Stock. On June 18, 1999, the Bain Capital Funds sold an aggregate of 4,242,200 shares of Common Stock. Messrs. Kirsch, Maki, O'Malley and Pagliuca, each a Director of the Company, may be deemed to be the beneficial owner of certain of the shares sold by the Bain Capital Funds.

  Except as described in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates") (i) directly or indirectly beneficially owns any securities of the Company or of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since December 31, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate has or will have, a direct or indirect material interest.

  Except as described in this Proxy Statement, no Participant or Participant Affiliates has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or (ii) any transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to any capital stock of the Company.

                                 OTHER MATTERS

  The Directors know of no other matters which are likely to be brought before the Annual Meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                   IMPORTANT

  1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by B&L.

  2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" the Board of Directors' nominees.

  3. If you have any questions or need assistance in voting your shares, please call toll free:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022

                         CALL TOLL FREE (888) 750-5834

                                          By Order of the Board of Directors

                                          Edward J. Kelley
                                          Secretary

May  , 2000

  IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        WESLEY JESSEN VISIONCARE, INC.

                                     PROXY

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 23, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints Edward J. Kelley and Ronald J. Artale, and each or any of them proxies of the undersigned, with full power of substitution, to vote all of the shares of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Rosemont Suites Hotel, located as 5500 North River Road, Rosemont, Illinois 60018 on Friday, June 23, 2000, at 10:00 a.m. or any adjournment or postponement thereof, as shown on the voting side of this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                        WESLEY JESSEN VISIONCARE, INC.

                                 June 23, 2000


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------



[X]Please mark your vote as in this example.

This Proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class III Directors and FOR Proposal 2.


                       FOR      WITHHELD
1. Election of ALL     [_]        [_]        Nominees:  Kevin J. Ryan
   Nominees for                                         Stephen G. Pagliuca
   Class III                                            John J. O'Malley
   Directors Listed Hereon.

For all nominees listed hereon, except vote withheld from the following nominee(s):

___________________________________________

2. Ratify the appointment of PricewaterhouseCoopers     [_]     [_]     [_]
   LLP as the independent accountants of the Company for the 2000 fiscal year.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.




Signature(s)_________________________________________________ Date________ 2000

Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.